Exhibit 99.4

CONSENT

September 29, 2014

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, I, H.H. “Tripp” Wommack, hereby consent to be named as a person about to become a director of Nabors Red Lion Limited in this Registration Statement on Form S-4.

IN WITNESS WHEREOF, the undersigned has executed this consent as of the 29th day of September, 2014.

/s/ H.H. Wommack
H.H. “Tripp” Wommack